Exhibit 99.1

Amalgamated Bank CEO Announces Plan to Step Down in Early 2021

NEW YORK, October 14, 2020 – Amalgamated Bank (Nasdaq: AMAL) (the “Company”) today announced that Keith Mestrich has informed the Board of Directors that he will step down from his positions as President and Chief Executive Officer on January 31, 2021. At that time, he will transition from a director to special advisor to the Board through July 2021. Mr. Mestrich joined Amalgamated Bank in 2012 and has served as its President and Chief Executive Officer since 2014.

The Board has formed a Search Committee comprised of Lynne Fox, Chair of the Board, and four independent directors to oversee a national search process for a new CEO. The Board has engaged Ellig Group, a leading executive search firm, to assist the Search Committee in identifying and evaluating a robust and diverse slate of candidates.

If the Board has not selected a new CEO at the time of Mr. Mestrich’s departure, Ms. Fox will become Interim President and CEO, in addition to her present role as Chair. As a Board member for the past 20 years and Chair for the past four, Ms. Fox has intimate knowledge of the bank, its operations and culture, and is well acquainted with the management team. In 2016, Ms. Fox became the first woman in Amalgamated’s near 100-year history to serve as Chair. She also serves as the International President of Workers’ United, which owns 41% of Amalgamated Bank’s common shares.

In making this announcement, Mr. Mestrich said, “Today, Amalgamated Bank is financially and operationally strong, and in an excellent position to prosper going forward, as demonstrated by the preliminary third quarter results we announced this morning. It has been a privilege to lead this bank’s successful turnaround, during which time we nearly doubled the bank’s asset base, expanded its geographic reach to the West Coast with the acquisition of New Resource Bank, and took the bank public in 2018. Perhaps most importantly, we built an outstanding leadership team that allowed the Company to continue to grow profitably during these unprecedented past few months. Amalgamated Bank is a special institution, and the decision to leave came after much reflection, but, given all that we accomplished, there could not be a better time for me to turn over the reins and pursue the next chapter in my career. I’m looking forward to working closely with the Board and our next CEO, when that person is identified, to achieve a seamless transition of leadership.”

Ms. Fox said: “The Board is deeply grateful to Keith for his leadership over the past eight years, and we respect and understand his decision to step down and pursue new opportunities at this time. Keith was not a traditional banker when he was named CEO in 2014, but he was the ideal executive for the bank to achieve what the Board believed needed to get done in order to position the Company for the future. He has accomplished every goal the Board and he set out to achieve, and he has done so while maintaining the bank’s commitment to social responsibility that makes us a leader among financial institutions. We greatly appreciate that he will be staying on through next summer to advise us through this transition process.”

Ms. Fox continued, “As America’s socially responsible bank, we look forward to identifying a new CEO who can continue to provide long-term, sustainable value for our customers and shareholders, while promoting our deeply held values in support of other socially responsible organizations, progressive causes, and social justice.”

About Amalgamated Bank

Amalgamated Bank is a New York-based full-service commercial bank and a chartered trust company with a combined network of six branches in New York City, Washington D.C., San Francisco and Boston. Amalgamated was formed in 1923 as Amalgamated Bank of New York by the Amalgamated Clothing Workers of America, one of the country’s oldest labor unions. Amalgamated provides commercial banking and trust services nationally, and offers a full range of products and services to both commercial and retail customers. Amalgamated is a proud member of the Global Alliance for Banking on Values and is a certified B Corporation®. As of June 30, 2020, total assets were $6.5 billion, total net loans were $3.6 billion, and total deposits were $5.9 billion. Additionally, as of June 30, 2020, the trust business held $32.0 billion in assets under custody and $13.3 billion in assets under management.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the Private Securities Litigation Reform Act of 1995. Forward looking statements can be identified by words and phrases such as “going forward,” “looking forward,” “anticipate,” “expect,” “intend,” “believe,” “may,” “likely,” “will” or other statements that indicate future periods. Such forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in our forward-looking statements: our inability to timely identify a new CEO in light of, among other things, competition for experienced executives in the banking industry; unexpected challenges related to our CEO’s transition; adjustments needed in the quarter-end closing process as required by accounting principles generally accepted in the United States; the strength of the United States economy in general and the strength of the local economies in which we conduct our operations may be different than expected, including, but not limited to, due to the negative impacts and disruptions resulting from the novel coronavirus, or COVID-19, on the economies and communities we serve, which may have an adverse impact on our business, operations and performance, and could have a negative impact on our credit portfolio, share price, borrowers, and on the economy as a whole, both domestically and globally; the rate of delinquencies and amounts of charge-offs, the level of our allowance for loan losses, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; changes in legislation, regulation, policies, or administrative practices, whether by judicial, governmental, or legislative action; and adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) could have a negative impact on us. Additional factors that may cause actual results to differ materially from those contemplated by any forward-looking statements also may be found in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and current Reports on Form 8-K filed with the FDIC and available at the FDIC’s website at https://efr.fdic.gov/fcxweb/efr/index.html. The inclusion of this forward-looking information should not be construed as a representation by us or any person that future events, plans, or expectations contemplated by us will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

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Media Contacts:

Jeffrey Taufield

jeffrey.taufield@kekstcnc.com

917-359-3557

or

Nathan Riggs

nathan.riggs@kekstcnc.com

917-574-8583

Investor Contact:

Jamie Lillis

Solebury Trout

shareholderrelations@amalgamatedbank.com

800-895-4172